EMPLOYEE AGREEMENT

This EMPLOYEE AGREEMENT ("Agreement") is entered into by and between GREATE BAY HOTEL AND CASINO, INC., t/a "Sands Casino/Hotel" ("the Sands") and John P. Belisle ("You") as of the 28th day of July, 1998.

The Term of this Agreement shall be for one year, commencing as of July 28, 1998 and continuing through July 27, 1999.

You shall be employed by the Sands in the capacity of President and Chief Executive Officer or such other position of at least equal stature as may be mutually agreed upon by You and the Sands to perform such duties as may be specified, from time to time, by the Sands.

During the Term of this Agreement, You shall be paid an annual base salary at the rate of Four Hundred Fifty Thousand and 00/100 Dollars ($450,000.00) per annum, payable periodically in accordance with the Sands regular payroll practices.

On the first anniversary of your employment with the Sands and on all subsequent anniversary dates, your annual salary will be reviewed in accordance with the Sands regular policies therefor. Any increase of your annual salary shall be in the Sands sole and absolute discretion.

You shall be afforded coverage under the Sands employee insurance programs in such form and at such level as the Sands, in its sole and absolute discretion, may hereafter elect to provide for similarly situated executives.

During the Term of this Agreement, you shall be entitled to take three weeks of paid vacation.

You shall be afforded coverage under the Sands employee insurance programs in such form and at such level as the Sands, in its sole and absolute discretion, may hereafter elect to provide for similarly situated executives.

You shall be entitled to participate in the Sands benefit, bonus and stock option plans in such form and at such levels as the Sands, in its sole and absolute discretion, may hereafter elect to provide similarly situated executives.

You shall also have free use of hotel valet and laundry services and executive comping privileges at such levels, if any, as the Sands, in its sole and absolute discretion, shall establish from time to time for similarly situated executives.

You agree that until July 27, 1999 and so long as the Sands continues to pay your salary as provided herein, you shall not accept employment, either as an employee, consultant or independent contractor, for or on behalf of any other casino hotel located in Atlantic City, New Jersey. You acknowledge and agree that this restrictive covenant is reasonable as to duration, terms and geographical area and that the same is necessary to protect the legitimate interests of the Sands, imposes no undue hardship on you and is not injurious to the public.

You hereby agree that throughout the Term of this Agreement you shall devote your full time attention and efforts to the Sands business and shall not, directly or indirectly, work for, consult with or otherwise engage in any other activities of a business nature for any other person or entity, without the Sands prior written consent. You will promptly communicate to the Sands, in writing, when requested, any marketing strategies, technical designs and concepts, and other ideas pertaining to the Sands business which are conceived or developed by you, alone or with others, at any time (during or after business hours) while you are employed by the Sands. You agree to sign any documents which the Sands deems necessary to confirm its ownership of those ideas, and you agree to otherwise cooperate with the Sands in order to allow the Sands to take full advantage of those ideas.

You acknowledge that you have access to information which is proprietary and confidential to the Sands. This information includes, but is not limited to: (1) the identity of customers and prospects, (2) names, addresses and phone numbers of individual contacts, (3) pricing policies, marketing strategies, product strategies and methods of operation, and (4) expansion plans, management policies and other business and its competitive position in the marketplace. Accordingly, both during and after termination of your employment, you agree that you will not disclose any of this information for any purpose or remove materials containing this information from the Sands premises. Upon termination of your employment, you will immediately return to the Sands all correspondence files, business card files, customer and prospect lists, price books, technical data, notes and other materials which contain any of this information, and you will not retain copies of those materials.

You will represent to the Sands that there are no restrictions or agreements to which you are a party which would be violated by our execution of this Agreement and your employment hereunder.

You hereby agree to comply with all of the rules, regulations, policies and/or procedures adopted by the Sands during the Term of this Agreement, as well as all applicable state, federal and local laws, regulations and ordinances.

You hereby represent that you presently hold the New Jersey Casino Control Commission license required in connection with your employment hereunder and will take appropriate steps to renew said license in a timely manner.

You hereby understand and acknowledge that the Sands may terminate this Agreement in the event your Casino Control Commission license is terminated and/or suspended or revoked by the Commission. In the event of a termination pursuant to this paragraph, the Sands shall pay to you your salary earned to the date of termination and shall have no further liability or obligation to you under this Agreement.

The Sands shall indemnify, defend and hold you harmless, including the payment of reasonable attorney fees, if the Sands does not directly provide your defense, from and against any and all claims made by anyone, including, but not limited to, a corporate entity, company, other employee, agent, patron or member of the general public with respect to any claim which asserts as a basis, any acts, omissions or other circumstances involving the performance of your employment duties hereunder unless such claim is based upon your gross negligence or any willful and/or wanton act.

You represent that you are a citizen of the United States or that you possess the proper visa and/or work permits necessary to perform your functions hereunder.

You acknowledge that it would be extremely difficult to measure the damages that might result from any breach by You of your promises in Sections listed above of the Agreement and that a breach may cause irreparable injury to the Sands which could not be compensated by money damages. Accordingly, the Sands will be entitled to enforce this Agreement by obtaining a court order prohibiting you (and any others involved) from breaching this Agreement. If a court decides that any part of this Agreement is too broad, the court may limit that part and enforce it as limited.

This Agreement and any renewal or extension thereof is subject to the approval of the United States Bankruptcy Court for the District of New Jersey.

This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey and in any lawsuit involving the Agreement, you consent to the jurisdiction and venue of any state or federal court located in New Jersey. This Agreement cannot be modified or amended without the written agreement of both parties.


                       THIS AREA INTENTIONALLY LEFT BLANK

If the foregoing correctly sets forth your understanding, kindly sign and return to me the duplicate copy of this letter enclosed herewith.


GREATE BAY HOTEL AND CASINO, INC.
t/a "SANDS CASINO/HOTEL"


By: /s/ FREDERICK H. KRAUS
-------------------------------------
        Frederick H. Kraus
        Executive Vice President --
          General Counsel


Dated: January 11, 1999




AGREED AND CONSENTED TO:


/s/ JOHN P. BELISLE
-------------------------------------
    John P. Belisle


Dated: November 24, 1998